EXHIBIT 23.1

Independent Auditors' Consent

The Board of Directors
Mississippi Chemical Corporation:

We consent to incorporation by reference in the registration statements (No. 333-38619) on Form S-3 and (Nos. 333-36998 and 333-56726) on Form S-8 of Mississippi Chemical Corporation of our report dated August 9, 2002 with respect to the consolidated balance sheet of Mississippi Chemical Corporation as of June 30, 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended June 30, 2002, which report appears in the June 30, 2002, annual report on Form 10-K of Mississippi Chemical Corporation.

Our report dated August 9, 2002 contains an explanatory paragraph that states that the Company's recurring losses from operations and inability to repay the amounts due on November 25, 2002 under a revolving credit facility raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Jackson, Mississippi
September 27, 2002